Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
RECORD FISCAL 2010 FIRST QUARTER RESULTS

San Francisco, CA — September 3, 2009 - Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	First quarter net sales growth of 12.0% driven primarily by fiscal 2009 pricing actions taken to recoup some of the inflationary cost-driven margin contraction experienced over the past few years coupled with solid base unit volume gains.

•	First quarter EPS of $0.30 increased significantly from first quarter fiscal 2009 EPS (loss) of ($0.04).

•	Company updates F10 guidance:
•	Diluted EPS from continuing operations is now expected to be $0.88-$0.92, compared to prior expectations of $0.76-$0.80.

•	Cash from operations less cash from investing is now expected to be $180 to $190 million, compared to prior expectations of $160 to $170 million.

•	Marketing spending is now expected to increase 40% to 50% above F09 levels, compared to prior expectations of 30% to 40%.

•	In addition, net sales growth is maintained at 4% to 6% above F09 net sales of $3.6 billion.
Del Monte Foods First Quarter Results
Del Monte Foods today reported net sales for the first quarter fiscal 2010 of $813.7 million compared to $726.2 million last year, an increase of 12.0%. Income from continuing operations was $58.9 million, or $0.30 earnings per share from continuing operations (EPS), compared to ($8.0) million (loss), or ($0.04) EPS (loss) in the previous year.

“I am extremely pleased with Del Monte’s results this quarter, which include strong double-digit topline growth, a significant improvement in margins, and record first quarter earnings,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “These results reflect the successful execution of our Accelerated Growth Plan strategy, including fiscal 2009 pricing actions that recouped some of the inflationary cost-driven margin contraction experienced over the past few years, productivity initiatives to drive costs out of our business, and increased investment in our core brands and growth engines to drive margins and expand beyond our current categories. These results also are a testament to the actions we have taken over the past several years as we have invested both to realign our branded portfolio and to heighten our competitiveness.”
Mr. Wolford continued, “Our plan for fiscal 2010 and beyond reflects the strategy we initiated at the outset of fiscal 2009. We are focused on building a stronger foundation and setting the stage for continued momentum. As a result of the strong first quarter performance and the strategic progress we are realizing, we are increasing our EPS and cash flow targets for fiscal 2010 and are increasing our long term operating margin expectations. With the investment we are making and have made in our company, our brands are stronger, competitiveness is heightened, and our team is focused.”
The 12.0% increase in net sales for the quarter reflects strong topline growth driven primarily by the benefit of fiscal 2009 pricing actions, partially offset by the impact of volume elasticity, which was largely as anticipated. Solid base unit volume gains (primarily in Pet Products) and new product volume growth across both Consumer Products and Pet Products also benefited the topline.
First quarter EPS of $0.30 was up $0.34 from first quarter fiscal 2009 EPS (loss) of ($0.04). The significant increase was primarily driven by the benefit of fiscal 2009 pricing actions, which was partially offset by volume elasticity. Base volume growth, lower costs and lower interest expense also benefited EPS.

Reportable Segments — First Quarter Results
Consumer Products
For the first quarter, Consumer Products net sales were $401.4 million, an increase of 4.7% over net sales of $383.5 million in the prior year period. The increase in Consumer Products net sales was driven primarily by the benefit of fiscal 2009 pricing actions, partially offset by volume elasticity, which was largely as anticipated. Growth in new product volume behind Del Monte Fruit Chillers Tubes and Packaged Produce new items also contributed positively to net sales.
Consumer Products operating income increased significantly from $9.8 million in the first quarter fiscal 2009 to $32.1 million in the first quarter fiscal 2010. The positive impact of the topline and cost reduction actions exceeded higher inflationary and other cost increases (primarily relating to higher raw product costs and packaging costs). Higher marketing costs behind Packaged Produce also impacted the quarter.
Pet Products
For the first quarter, Pet Products net sales were $412.3 million, an increase of 20.3% over net sales of $342.7 million in the prior year period. The increase in Pet Products net sales was driven by strong base unit volume growth (particularly in Pet Snacks) and the benefit of fiscal 2009 pricing actions. As expected, volume elasticity partially offset the positive benefit of pricing.
Pet Products operating income increased significantly from $15.4 million in first quarter fiscal 2009 to a first quarter record of $102.8 million in first quarter fiscal 2010. The increase in operating income was driven primarily by the benefit of fiscal 2009 pricing actions, which was partially offset by volume elasticity. Base unit volume gains and lower costs (primarily relating to lower ingredient and diesel costs) contributed strongly to operating income. Lower G&A expense and marketing spend (reflecting a delay in timing of investments to later in the fiscal year) also impacted the quarter.

First Quarter EPS

Q1A
Fiscal 2010	$0.30

Q1A
Fiscal 2009	($0.04)
Outlook
Fiscal 2010
For fiscal 2010, the Company is maintaining its net sales growth target of 4% to 6% over fiscal 2009 net sales of $3,626.9 million reflecting balanced growth across the Consumer and Pet businesses.
The Company is increasing its fiscal 2010 diluted EPS from continuing operations target to $0.88 to $0.92. This compares to its previous EPS target of $0.76 to $0.80. The Company reported $0.74 diluted EPS from continuing operations in fiscal 2009. Notably, this EPS target reflects marketing investment that is now expected to increase 40% to 50% over fiscal 2009 levels, compared to prior expectations for 30% to 40% growth.
In fiscal 2010, the Company now expects cash provided by operating activities, less cash used in investing activities to be approximately $180 to $190 million, compared to previous expectations of $160 to $170 million. Adjusted cash flow1 for fiscal 2009 was $167 million. Cash provided by operating activities, less cash used in investing activities, was $478 million for fiscal 2009 and is inclusive of the proceeds from the sale of the seafood business, including StarKist.
Fiscal 2010 EPS Guidance2

Full Year
F10 Guidance	F09A

$0.88 — $0.92	$0.74

[1]	Del Monte defines cash flow as cash from operating activities, less cash used in investing activities. Del Monte also uses adjusted cash flow as a financial measure which, in general, excludes the impact of large acquisitions or divestitures on the consolidated statement of cash flows for the period. Adjusted cash flow for F09 excludes approximately $310 million relating to the sale of the seafood business, including StarKist.

[2]	Within the next 9 months, the Company expects to pursue a refinancing of portions of its debt structure. The Company currently estimates that fees and expenses related to a refinancing of its debt under its senior credit facility would impact GAAP EPS by approximately $0.07 to $0.09 in the year of the transaction. The timing of such action is subject to market and other conditions and could be in either F10 or F11 and accordingly such estimated fees and expenses are not included in our Fiscal 2010 guidance.

Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2010 first quarter results and fiscal 2010 outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q1 2010 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
Non-GAAP Financial Measures
Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures of cash flow. The non-GAAP cash flow measures that the Company is using to compare its fiscal 2009 results to its fiscal 2010 guidance exclude the impact of the sale of the seafood business (including Starkist) on the fiscal 2009 consolidated statement of cash flows. Del Monte internally uses cash flow, which it defines as cash provided by operating activities less cash used in investing activities, as a financial measure. Additionally, Del Monte uses adjusted cash flow as a financial measure to compare its fiscal 2010 guidance to its fiscal 2009 cash flow or to otherwise compare cash flow year-over-year. Del Monte uses this non-GAAP financial measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the impact on the period’s consolidated statement of cash flows of large acquisition or divestiture transactions, such as the fiscal 2009 divestiture of the seafood business, the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and generally provides year-over-year comparisons on the same basis. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the Company cautions investors that the non-GAAP financial measures used by Del Monte may differ from the non-GAAP measures used by other companies.

Selected Cash Flow Data

	Fiscal Year Ending
	May 2, 2010	May 3, 2009
	(Guidance)

Net cash provided by operating activities, as reported (GAAP)	$272-$277	$200.6

Net cash provided by (used in) investing activities, as reported (GAAP)	(87-92)	277.1

Cash flow	180-190	477.7

Cash flow impact of large acquisition (divestiture) transactions(1)	—	(310.5)

Cash flow, as adjusted	$180 - $190	$167.2

(1) Consists of:

Fiscal Year Ending
May 3, 2009
Net proceeds from disposal of assets (large divestiture)	$365.8
Restricted cash related to mandatory debt prepayments, resulting from large divestiture transaction	$—
Working capital reflected in purchase price proceeds due to timing of closing	$(23.0)
Cash tax payments related to asset sale paid during the period	$(32.3)

$310.5

Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including the expected impact of the Accelerated Growth Plan strategy and its related initiatives (including pricing, productivity savings and investment), expected costs, and the estimated impact of a refinancing of the Company’s senior credit facility.
Factors that could cause actual results to differ materially from those described in this press release include, among others: competition, including pricing and promotional spending levels by competitors; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; our debt levels and ability to refinance, service or reduce our debt and comply with covenants; disruptions in the financial markets; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, fats, oils and chemicals; logistics and other transportation-related costs; sufficiency and effectiveness of marketing and trade promotion programs; our ability to launch new products and anticipate changing consumer and pet preferences; performance of our pet products business and produce sales; our ability to maintain or grow revenues or reduce overhead costs, particularly in connection with any termination of the Operating Services Agreement, dated as of October 6, 2008, between DMC and Starkist Co.; product distribution; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; pension costs and funding requirements; impairments in the carrying value of goodwill or other intangible assets; transformative plans; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; reliance on certain third parties, including co-packers, our broker, and third-party distribution centers or managers; any disruption to our manufacturing and distribution, particularly any disruption in or shortage of seasonal pack; changes in, or the failure or inability to comply with U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; any accelerated departure from Terminal Island, CA; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; general economic and business conditions; and other factors.
Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and currently does not intend to repurchase shares under this authorization in fiscal 2010. The Company may resume repurchases at any time and, subsequently, may suspend or discontinue repurchases at any time.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(in millions, except per share data)

	Three Months Ended
	August 2,	July 27,
	2009	2008
	(Unaudited)
Net sales	$813.7	$726.2
Cost of products sold	553.8	566.8

Gross profit	259.9	159.4
Selling, general and administrative expense	139.0	146.1

Operating income	120.9	13.3
Interest expense	24.2	27.6
Other (income) expense	1.9	(1.1)

Income (loss) from continuing operations before income taxes	94.8	(13.2)
Provision (benefit) for income taxes	35.9	(5.2)

Income (loss) from continuing operations	58.9	(8.0)

Loss from discontinued operations before income taxes	(0.4)	(3.0)
Benefit for income taxes	(0.1)	(0.9)

Loss from discontinued operations	(0.3)	(2.1)

Net income (loss)	$58.6	$(10.1)

Earnings (loss) per common share
Basic:
Basic Average Shares	198.4	197.7
EPS — Continuing Operations	$0.30	$(0.04)
EPS — Discontinued Operations	—	(0.01)

EPS — Total	$0.30	$(0.05)

Diluted:
Diluted Average Shares	199.5	197.7 (a)
EPS — Continuing Operations	$0.30	$(0.04)
EPS — Discontinued Operations	(0.01)	(0.01)

EPS — Total	$0.29	$(0.05)

(a)	Basic shares were used to calculate diluted earnings per share. Due to the net loss incurred in first quarter of fiscal 2009, adding back the effect of potentially dilutive securities would have been antidilutive.

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended
	August 2,	July 27,
Net Sales:	2009	2008
	(Unaudited)
Consumer Products	$401.4	$383.5
Pet Products	412.3	342.7

Total company	$813.7	$726.2

Operating Income by Segment
(in millions)

	Three Months Ended
	August 2,	July 27,
Operating Income:	2009	2008
	(Unaudited)
Consumer Products	$32.1	$9.8
Pet Products	102.8	15.4
Corporate (a)	(14.0)	(11.9)

Total company	$120.9	$13.3

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions, except per share data)

	August 2,	May 3,
	2009	2009
		(derived from
		audited financial
	(Unaudited)	statements)
ASSETS
Cash and cash equivalents	$126.3	$142.7
Trade accounts receivable, net of allowance	179.1	188.5
Inventories	851.6	677.4
Prepaid expenses and other current assets	122.4	138.6

TOTAL CURRENT ASSETS	1,279.4	1,147.2

Property, plant and equipment, net	645.1	642.6
Goodwill	1,337.7	1,337.7
Intangible assets, net	1,170.3	1,171.5
Other assets, net	20.8	22.3

TOTAL ASSETS	$4,453.3	$4,321.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$542.3	$472.4
Short-term borrowings	2.1	2.3
Current portion of long-term debt	90.1	32.3

TOTAL CURRENT LIABILITIES	634.5	507.0

Long-term debt	1,460.0	1,525.9
Deferred tax liabilities	398.8	390.5
Other non-current liabilities	294.2	291.4

TOTAL LIABILITIES	2,787.5	2,714.8

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized: 500.0; 215.1 issued and 197.8 outstanding at August 2, 2009 and 215.1 issued and 197.7 outstanding at May 3, 2009)	$2.1	$2.1
Additional paid-in capital	1,053.0	1,047.5
Treasury stock, at cost	(183.1)	(183.1)
Accumulated other comprehensive income (loss)	(33.5)	(38.4)
Retained earnings	827.3	778.4

TOTAL STOCKHOLDERS’ EQUITY	1,665.8	1,606.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,453.3	$4,321.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended
	August 2,	July 27,
	2009	2008
	(Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$58.6	$(10.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	24.3	27.1
Deferred taxes	7.2	0.6
Loss on asset disposals	0.4	0.4
Stock compensation expense	2.9	2.8
Other non-cash items, net	1.6	(2.0)
Changes in operating assets and liabilities	(71.1)	(58.7)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	23.9	(39.9)

INVESTING ACTIVITIES:
Capital expenditures	(24.2)	(18.6)

NET CASH USED IN INVESTING ACTIVITIES	(24.2)	(18.6)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	0.4	89.3
Payments on short-term borrowings	(0.6)	(31.5)
Principal payments on long-term debt	(8.1)	(9.3)
Dividends paid	(7.9)	(7.9)
Issuance of common stock	0.3	0.7

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(15.9)	41.3

Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.3

NET CHANGE IN CASH AND CASH EQUIVALENTS	(16.4)	(16.9)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	142.7	25.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$126.3	$8.8

CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com